Exhibit 99.(d)

Exhibit (d) Investment Management Agreement between the Adviser and Registrant

UTOPIA FUNDS
INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made as of this 30th day of December, 2005, by and between, Utopia Funds, a Delaware statutory trust (the “Trust”), and Financial & Investment Management Group, Ltd., a Michigan corporation (the “Adviser”).

W I T N E S S E T H  T H A T:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to certain of the Trust’s series and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.             General.  The Trust hereby appoints the Adviser to act as investment adviser with respect to each of the Trust’s series as set forth on Exhibit A attached hereto (each a “Fund” and collectively, the “Funds”) or as may exist from time to time upon the terms set forth herein.  The Adviser agrees to act as the investment adviser for, and to manage the investment and reinvestment of the assets of Funds upon the terms set forth herein.  Additional Funds may be added to this Agreement by amendment to Exhibit A and without the necessity for reapproval of this Agreement by any Fund then already covered by this Agreement.

2.             Duties and Obligations of the Adviser with Respect to Investments of Assets of the Funds.

(a)           Subject to the provisions of this Agreement and subject to the direction and control of the Trust’s Board of Trustees, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of each Fund’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise continuously the investment program of the Fund and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of this Agreement, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; and

(b)           Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

3.             Covenants.

(a)           In the performance of its duties under this Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended, and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objective and policies of the Funds as set forth in the Trust’s Registration Statement on Form N-1A; and (v) any policies and determinations of the Board of Trustees;

(b)           The Adviser will place orders either directly with the issuer or with any broker or dealer.  Subject to policies established by, and any direction from the Board of Trustees, in placing orders, the Adviser shall be entitled to rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders.  In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Funds and that the total commissions paid by the Funds will be reasonable in relation to the benefits to the Funds over the long-term.

(c)           The Adviser may, on occasion when it deems the purchase or sale of an asset to be in the best interests of the Funds as well as one or more other clients (including any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain a more favorable net price or execution; in such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(d)           The Adviser will maintain books and records with respect to the Funds’ securities transactions and will render to the Board of Trustees such periodic and special reports as they may request.

(e)           The Adviser will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

(f)            The Adviser shall at all times maintain its registration as an investment adviser under the Advisers Act and comply in all material respects with the requirements of the Advisers Act.

4.             Payment of Expenses.  The Adviser agrees to pay all of the expenses of each Fund that it shall manage other than the fees and expenses of those trustees who are not “interested persons” as defined in the 1940 Act (the “Independent Trustees”) (including attendance at mutual fund industry conferences, publications, membership fees and related expenses), fees of Trust and Independent Trustees’ legal counsel, insurance for the Trust and the officers and trustees of the Trust, fees of the independent auditors, interest on borrowings and extraordinary expenses.  The Adviser will provide the Trust with physical facilities and personnel required to carry on the business of the Funds that it shall manage, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel.

5.             Management Fee.  For the services provided and expenses assumed pursuant to this Agreement, the Trust will pay to the Adviser, at the end of each calendar month, an investment management fee related to each of the Funds.  For each Fund, calculated separately, the fees shall be computed using the fee schedules provided in Exhibit B attached hereto.  Each calendar day, each Fund, as set forth in Exhibit B, shall accrue a fee calculated by multiplying the management fee for that Fund times the net assets of the Fund on that day and dividing the product by 365 (366 in leap years).  In the event that the Board of Trustees shall determine to issue any additional series, or alternatively, classes of shares for which it is proposed that the Adviser serve as the investment adviser, the Trust and the Adviser may enter into an addendum to this Agreement setting forth the name of the series and/or classes, the Fee Schedule for each and such other terms and conditions as are applicable to the management of such series of shares.

For the month and year in which this Agreement becomes effective, or terminates, and for any month and year in which a Fund is added or eliminated from the Trust, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect, or the Fund shall have existed, during the month and year, respectively.  The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

6.             Net Assets.  For purposes of this Agreement, the net assets of each Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the net asset value of each Fund’s shares or delegating such calculations to third parties.

7.             Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon a Trust’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act.

8.             Employment Matters.  The Adviser shall arrange for officers or employees of the Adviser to serve, without compensation from the Trust, as trustees, officers or agents of the Trust, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Trust are, or may be, interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as trustees, officers or agents.

9.             Standard of Care.  The Adviser shall give the Funds the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any act or omission or for any loss sustained by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

10.           Duration and Termination.  This Agreement shall become effective as of the date hereof and shall continue in effect for a period of two years, unless and until terminated by either party as hereinafter provided, and shall continue in force with respect to a Fund from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the l940 Act.

This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act), and may be terminated at any time with respect to a Fund without the payment of any penalty by the Trust or by the Adviser upon sixty (60) days’ written notice to the other party (which notice may be waived by the non-terminating party).  The Trust may effect termination by action of the Board of Trustees, or, with respect to any Fund, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, accompanied by appropriate notice.

Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in Section 5, earned prior to such termination.

11.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

12.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

13.           Notices.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

14.           Declaration of Trust.  This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

15.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

16.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.           Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed on the day and year above written.

Utopia Funds

Attest:	/s/ Donna Manthei	By:	/s/ Paul Sutherland

Financial & Investment Management Group, Ltd.

Attest:	/s/ Donna Manthei	By:	/s/ Paul Sutherland

Exhibit A

Utopia Growth Fund
Utopia Core Fund
Utopia Core Conservative Fund
Utopia Yield Income Fund

A-1

Exhibit B

Utopia Funds

Fee Schedules

Series	Fee Rate

Utopia Growth Fund	1.32%

Utopia Core Fund	1.32%

Utopia Core Conservative Fund	1.32%

Utopia Yield Income Fund	1.32%

B-1